Exhibit 4.1

SKYWEST, INC.

2006 EMPLOYEE STOCK PURCHASE PLAN

SkyWest, Inc., a Utah corporation (the “Company”), hereby adopts the 2006 Employee Stock Purchase Plan (the “Plan”) to read as follows, effective January 1, 2006:

1.                                       Purpose.  The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase shares of common stock of the Company.  The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and that purchase rights granted under the Plan qualify as “statutory options” within the meaning of Section 421 of the Code.  The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of those sections of the Code.

2.                                       Definitions.

(a)                                  “Board” means the Board of Directors of the Company.

(b)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(c)                                  “Committee” means the Compensation Committee of the Board.

(d)                                 “Common Stock” means shares of common stock of the Company.

(e)                                  “Company” means SkyWest, Inc., a Utah corporation.

(f)                                    “Compensation” means regular periodic cash compensation payable to an Employee from the Company or a Designated Subsidiary of a nature reportable as wages subject to income tax withholding on IRS Form W-2.  By way of illustration, but not limitation, Compensation includes regular compensation such as salary, hourly wages, overtime, and shift differentials, but excludes bonuses, benefit plan costs and contributions, relocation and other expense reimbursements, tuition or other reimbursements and income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company or any Designated Subsidiary.

(g)                                 “Continuous Employment” means the absence of any interruption or termination of service as an Employee.  Continuous Status as an Employee shall not be considered interrupted in the case of (i) regular days off such as weekends and holidays, sick leave, vacation leave or other personal leave; (ii) military leave; (iii) any other leave of absence approved by the Company or Designated Subsidiary that employs the Employee, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to the employer’s policy adopted from time to time; or (iv) in the case of transfers among the Company and its Designated Subsidiaries.

(h)                                 “Contributions” means all amounts credited to the account of a participating employee pursuant to the Plan.

(i)                                     “Corporate Transaction” means a sale of all or substantially all of the Company’s assets, or a merger, consolidation or other capital reorganization of the Company with or into another corporation, or any other transaction or series of related transactions in which the Company’s stockholders immediately prior thereto own less than 50% of the voting stock of the Company (or its successor or parent) immediately thereafter.

(j)                                     “Designated Subsidiaries” means SkyWest Airlines, Inc. It also includes any other Subsidiary, such as Atlantic Southeast Airlines, Inc., that the Committee or full Board may subsequently designate in its sole discretion as an employer whose employees are eligible to participate in the Plan.  As of effective date of the Plan, the only Designated Subsidiary is SkyWest Airlines, Inc.

(k)                                  “Eligible Employee” means as to any Offering Period, any Employee who has completed at least 90 days Continuous Employment with the Company or a Designated Subsidiary as of the commencement of the Offering Period in question.

(l)                                     “Employee” means any person, including an Officer, who is an employee within the meaning of Code Section 423(b)(4) of the Company or any of its Designated Subsidiaries.

(m)                               “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)                                 “Offering” means the grant to Eligible Employees of options to purchase Shares under the Plan during an Offering Period.

(o)                                 “Offering Date” means the first business day of each Offering Period of the Plan.

(p)                                 “Offering Period” means a period described in Section 4 below during which Eligible Employees are granted an option to purchase Shares under the Plan.  The first Offering Period shall commence January 16, 2006.

(q)                                 “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(r)                                    “Participant” means an Employee who has elected to participate in the Plan and receive rights to purchase Shares for a given Offering Period

(s)                                  “Plan” means the SkyWest, Inc. 2006 Employee Stock Purchase Plan, as amended from time to time.

(t)                                    “Plan Administrator” means the Company, acting through the Board, the Committee or such other persons as the Committee or Board may designate in writing from time to time.  In the absence of such an alternative designation by the Board, the Committee shall serve as Plan Administrator.

(u)                                 “Purchase Date” means the last day of each Offering Period under the Plan.

(v)                                 “Purchase Price” means with respect to any Offering Period an amount equal to 85% of the Fair Market Value (as defined in Section 7(b) below) of a Share on the Offering Date or on the Purchase Date, whichever is lower.

(w)                               “Share” means a share of Common Stock, as adjusted in accordance with Section 19 of the Plan.

(y)                                 “Subsidiary” means a domestic corporation of which not less than 50% of the voting shares are held by the Company or another Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.  Only entities that qualify as “subsidiaries” of the Company within the meaning of Code Section 424(f) shall be “Subsidiaries” hereunder

3.                                       Eligibility.

(a)                                  Any person who is an Employee and who has completed at least 90 days of Continuous Employment as of the Offering Date of a given Offering Period shall be eligible to participate in the Offering associated with that Offering Period, subject to the enrollment requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code.

(b)                                 Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option or any Share purchase rights under the Plan if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) owns directly or indirectly capital stock of the Company possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary or other entity related to the Company under Code Section 424(e) and (f).  In applying this limitation, the constructive ownership rules of Code Section 424(d) shall apply and stock that the Employee may purchase under this Plan or under any other outstanding options to purchase stock shall be deemed owned by the Employee.

(c)                                  Any provisions of the Plan to the contrary notwithstanding, as required by Code Section 423(b)(8), no Employee shall be granted an option or any Share purchase rights under the Plan if, immediately after the grant, such option or purchase rights would permit his or her rights to purchase stock under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value (as defined in Section 7(b) below) of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.                                       Offering Periods.  The Plan shall be implemented by a series of Offering Periods of six (6) months’ duration, with new Offering Periods commencing on January 1 and July 1 of each year; provided, however, that (a) the initial Offering shall commence January 16, 2006 and end June 30, 2006 and (b) each of the Committee and the Board shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected and such Offering Period does not exceed 24 months.  The Plan shall continue until terminated in accordance with Section 20 hereof.

5.                                       Participation.

(a)                                  An Eligible Employee may become a Participant in the Plan by completing an enrollment agreement on the form provided by the Company or Designated Subsidiary that employs the Employee and filing it with the Company’s or Designated Subsidiary’s Human Resources Department or the stock brokerage or other financial services firm designated by the Company (the “Designated Broker”) prior to the applicable Offering Date, unless a later time for filing the enrollment agreement is set by the Company for all eligible Employees with respect to a given Offering Period.  The enrollment agreement shall set forth the percentage or amount of the Participant’s Compensation (subject to Section 6(a) below) to be paid as Contributions pursuant to the Plan towards the purchase of Shares during the

Offering Period.  For purposes of the initial Offering Period under the Plan, any Eligible Employee who participated in the SkyWest, Inc. 1995 Employee Stock Purchase Plan (“Prior Plan”) during 2005 automatically will be deemed to have elected to participate in the initial Offering Period under this Plan on the same basis as his or her most recent enrollment and contribution election under the Prior Plan unless the Employee affirmatively elects to enroll on a different basis or withdraws from the initial Offering Period under this Plan during such open enrollment period as the Company designates between January 1, 2006 and January 15, 2006.

(b)                                 Elections to participate and make contributions shall automatically remain in effect for future Offering Periods unless and until the first to occur of (i) the date the Participant ceases to be an eligible Employee of the Company or a Designated Subsidiary; (ii) the date the Participant revokes or prospectively amends in writing the Participant’s prior participation election pursuant to such procedures as the Company may establish from time to time; or (iii) expiration of the Plan.

(c)                                  Payroll deductions shall commence on the first full payroll following the Offering Date and shall end on the last payroll paid on or prior to the last Purchase Period of the Offering Period to which the enrollment agreement is applicable, unless sooner terminated by the Participant as provided in Section 10.  Notwithstanding the foregoing, with respect to the initial Offering Period under the Plan, payroll deductions may at a Participant’s actual or deemed election begin on his or her first payroll date in January 2006 even if prior to January 16, 2006.

6.                                       Method of Payment of Contributions.

(a)                                  A Participant shall elect to have payroll deductions made on each payday during the Offering Period in an amount not less than two percent (2%) and not more than fifteen percent (15%) (or such other percentage as the Committee may establish from time to time before an Offering Date) of the Participant’s Compensation on each payday during the Offering Period (and with respect to the initial Offering Period, during that portion of January 2006 that precedes the Offering Period).  Alternatively, a Participant may designate a flat dollar amount of Compensation (not in excess of 15% of the Participant’s Compensation for the payroll period) to be withheld from the Participant’s Compensation each payroll date.  All payroll deductions made by a Participant shall be credited to his or her account under the Plan.  A Participant may not make any additional payments into such account without the consent of the Committee.  All payroll deduction elections shall be made on forms and within time frames designated by the Company.

(b)                                 A Participant may discontinue his or her participation in the Plan as provided in Section 10, or prospectively change his Contribution rate for future Offerings on such forms as are provided by the Plan Administrator.  Any change in rate shall be effective as of the beginning of the next Offering Period following the date of filing of the new enrollment agreement, if the agreement is filed at least ten (10) business days prior to such date.

(c)                                  Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Sections 3(b) and 3(c) herein, a Participant’s payroll deductions may be decreased during any Offering Period scheduled to end during the current calendar year to 0%.  In the event of such reduction, payroll deductions shall re-commence at the rate provided in the Participant’s enrollment agreement at the beginning of the first Offering Period that is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

7.                                       Grant of Option.

(a)                                  Subject to the limitations set forth below, on the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on the applicable Purchase Date a number of Shares determined by dividing such Employee’s Contributions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date by the applicable Purchase Price.  Notwithstanding the foregoing, the maximum number of Shares an Employee may purchase during each Offering Period shall be 1,250 Shares (with such limit subject to any adjustment pursuant to Section 19 below), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b), 3(c) and 13.  Any Contributions that would otherwise be applied to purchase Shares in excess of the foregoing limits shall be repaid to the Participant at the close of the Offering Period, without interest.

(b)                                 The fair market value of the Company’s Shares on a given date (the “Fair Market Value”) shall be determined by the Committee in its discretion based on the closing sales price of the Shares for such date (or, in the event that the Shares are not traded on that date, on the immediately preceding trading date), as reported by the National Association of Securities Dealers Automated Quotation National Market (“Nasdaq”) or, if such price is not reported, the mean of the bid and asked prices per Share of the Common Stock as reported by Nasdaq.  In the event the Shares are listed on another stock exchange, the Fair Market Value per Share shall be the closing sales price on such exchange on such date (or, in the event that the Shares are is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal.

8.                                       Exercise of Option.  Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of Shares will be exercised automatically on the Purchase Date at the close of an Offering Period, and the maximum number of Shares subject to the option will be purchased at the applicable Purchase Price with the accumulated Contributions in his or her account.  Any payroll deductions or other amounts accumulated in a Participant’s account that are not sufficient to purchase a Share shall be retained in the Participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10 below.  Any other amounts left over in a Participant’s account after the Purchase Date shall be returned to the Participant without interest.  Subject to Sections 22 and 23 below, the Shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the Participant on the Purchase Date.  During his or her lifetime, a Participant’s option to purchase Shares hereunder is exercisable only by the Participant.

9.                                       Delivery.  Subject to Sections 22 and 23 below, as promptly as practicable after the Purchase Date of each Offering Period, the number of Shares purchased by each Participant upon exercise of his or her option shall be deposited into an account established in the Participant’s name with the Designated Broker.

10.                                 Voluntary Withdrawal; Termination of Employment.

(a)                                  A Participant may withdraw all but not less than all the Contributions credited to the Participant’s account under the Plan during an Offering Period at any time prior to the Purchase Date for that Offering Period by giving written notice to the Plan Administrator or the Designated Broker, as directed by the Plan Administrator.  All of the Participant’s Contributions credited to the Participant’s account will be paid to the Participant promptly after receipt of the Participant’s notice of withdrawal, his prior enrollment agreement and election to participate will no longer apply to future Offerings, his option for the current Offering Period will be automatically terminated, and no further Contributions for the purchase of Shares will be made during the Offering Period.

(b)                                 Upon termination of the Participant’s Continuous Status as an Employee prior to the Purchase Date of an Offering Period for any reason, including retirement, disability or death, the

Contributions credited to his account will be returned to him or, in the case of his death, to the person or persons entitled thereto under Section 15, his prior enrollment agreement and election to participate will no longer apply to future Offerings, and his option will be automatically terminate.

(c)                                  A Participant’s withdrawal from an Offering Period will not have any effect upon his eligibility to again affirmatively elect to participate in a succeeding Offering or in any similar plan that may hereafter be adopted by the Company or any Designated Subsidiary.

11.                                 Interest.  No interest or other earning credit shall accrue on the Contributions of a Participant in the Plan.

12.                                 Reserved.

13.                                 Stock.

(a)                                  Subject to adjustment as provided in Section 19(a), the maximum number of Shares which shall be made available for sale under the Plan shall be 2,500,000 Shares.  In the event such limit is adjusted on account of a stock split or similar transaction under Section 19(a) below, all Shares issued under the Plan prior to the adjustment shall be counted against that limit on a post-split adjusted basis.  If on a given Purchase Date, the number of Shares with respect to which options are to be exercised exceeds the number of Shares that are available for sale under the Plan on such Purchase Date, the Company shall make a pro rata allocation of the Shares available for purchase on such Purchase Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising options to purchase Shares on such Purchase Date.  The Company may make pro rata allocation of the Shares available for any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Period.

(b)                                 A Participant shall have no interest or voting right in Shares covered by his or her option until such option has been exercised and the Shares are issued.

(c)                                  Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and the Participant’s spouse.

14.                                 Administration.  The Plan Administrator shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.  All decisions regarding and interpretations of the Plan by the Plan Administrator shall be binding and conclusive on Participants.

15.                                 Designation of Beneficiary.

(a)                                  A Participant may designate a beneficiary who is to receive any Shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to the end of an Offering Period but prior to delivery to the Participant of such Shares and cash.  In addition, a Participant may designate a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to the Purchase Date of an Offering Period.  Beneficiary designations under this Section 15(a) shall be made as directed by the Human Resources Department of the Company or Designated Subsidiary that employs the Participant.

(b)                                 A Participant may change the Participant’s designation of a beneficiary at any time by written notice to the Human Resource Department of the Company or the Designated Subsidiary that employs him.  In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16.                                 Transferability.  No Participant assign, transfer, pledge or otherwise dispose of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15) any Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan.  Any such attempt at assignment, transfer, pledge or other disposition shall be null, void and without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

17.                                 Use of Funds.  All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

18.                                 Reports.  Individual accounts will be maintained for each Participant in the Plan.  The Company or Designated Broker will provide statements of account to Participants at least annually, which statements will set forth the amount of Contributions by the Participant, the applicable per Share Purchase Price, the number of Shares purchased by the Participant and the remaining cash balance in the Participant’s account, if any.

19.                                 Adjustments Upon Changes in Capitalization; Corporate Transactions.

(a)                                  Adjustment.  The number of Shares covered by each option under the Plan that has not yet been exercised and the number of Shares that have been authorized for issuance under the Plan (collectively, the “Reserves”), as well as the maximum number of Shares that a Participant may purchase in an Offering Period, the number of Shares set forth in Section 13(a) above, and the price per Share covered by each option under the Plan that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of Shares, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  Such adjustments may be retroactive and shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

(b)                                 Corporate Transactions.  In the event of a Corporate Transaction, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or Subsidiary of such successor corporation.  In the event that the successor corporation refuses to assume or substitute for outstanding options, the Offering Period then in progress shall be shortened and a new Purchase Date shall be set (the “New Purchase Date”), as of which date the Offering Period then in progress will terminate.  The New Purchase Date shall be on or before the date of consummation of the transaction and the Company shall notify each Participant in writing, at least ten

(10) days prior to the New Purchase Date, that the Purchase Date for the Participant’s option has been changed to the New Purchase Date and that the option will be exercised automatically on the New Purchase Date, unless prior to such date the Participant withdraws from the Offering Period as provided in Section 10.  For purposes of this Section 19, an option granted under the Plan shall be deemed to be assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction, each holder of an option under the Plan would be entitled to receive upon exercise of the option the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of Shares covered by the option at such time (after giving effect to any adjustments in the number of Shares covered by the option as provided for in this Section 19); provided however that if the consideration received in the transaction is not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per Share consideration received by holders of Shares in the transaction.

The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Share covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of Shares, and in the event of the Company’s being consolidated with or merged into any other corporation.

20.                                 Amendment or Termination.

(a)                                  The Board may at any time and for any reason terminate or amend the Plan.  Except as provided in Section 19, no such termination of the Plan may affect options previously granted, provided that the Plan or an Offering Period may be terminated by the Board on a Purchase Date or by the Board’s setting a new Purchase Date with respect to an Offering Period then in progress if the Board determines that termination of the Plan and/or the Offering Period is in the best interests of the Company and the stockholders or if continuation of the Plan and/or the Offering Period would cause the Company to violate Code Section 423, applicable law or any requirement of an exchange on which the Shares are traded.  Except as provided in Section 19 and in this Section 20, no amendment to the Plan shall make any change in any option previously granted that adversely affects the rights of any Participant.  In addition, to the extent necessary to comply with the requirements of any stock exchange on which the Shares are listed or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as so required.

(b)                                 Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, each of the Committee and the Board shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Committee or Board determines in its sole discretion to be advisable that are consistent with the Plan.

21.                                 Notices.  All notices or other communications by a Participant to the Company or a Designated Subsidiary under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company or Designated Subsidiary at the location, or by the person, designated by the Company or Designated Subsidiary for the receipt thereof.

22.                                 Conditions Upon Issuance of Shares.  Shares shall not be issued with respect to an option under this Plan unless the exercise of such option and the issuance and delivery of such Shares under this Plan shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable state securities laws and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.  As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.                                 Term of Plan; Effective Date.  Any provision herein to the contrary notwithstanding, the Plan shall become effective January 1, 2006, subject to approval by the Company’s stockholders not later than June 30, 2006.  No Shares shall be issued under the Plan unless the Plan is approved by the shareholders by June 30, 2006.  If the shareholders of the Company do not approve the Plan as required under Code Section 423 by June 30, 2006, the Plan shall automatically expire and terminate on that date and no Shares shall be issued under the Plan.  If approved by the shareholders on or before June 30, 2006, the Plan shall continue in effect until terminated under Section 20 above.

24.                                 Miscellaneous Provisions.

(a)                                  The Plan and Offerings hereunder do not constitute an employment contract.  Nothing in the Plan or any Offering will in any way alter the “at will” nature of an Employee’s employment or be deemed to create in any way whatsoever any obligation on the part of any Employee to continue in the employ of the Company or any Subsidiary, or on the part of the Company or a Subsidiary to continue the employment of an Employee.

(b)                                 The provisions of the Plan shall be governed by the laws of the State of Utah without resort to that state’s conflicts of laws rules.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer this 3rd day of January 2006.

SKYWEST, INC., a Utah corporation

By:	/s/ Bradford R. Rich
Name: Bradford R. Rich
Title: Executive Vice President, Chief Financial
Officer and Treasurer